EXHIBIT 10.15

AMENDMENT
TO THE
WELLPOINT 401(k) RETIREMENT SAVINGS PLAN

(As Amended Through October 10, 2003)

The WellPoint 401(k) Retirement Savings Plan (the “Plan”), as amended through October 10, 2003, is hereby further amended, as follows:

1.               Effective January 1, 2003, Section 2.01 is amended to read as follows:

“2.01                     “Account” means the value of all Accounts maintained on behalf of a Participant or Beneficiary.  An Account may include a Special Contributions Account, a Salary Deferral Contributions Account, Matching Contributions Accounts, a Loan Account, Rollover Accounts, a Bonus Contributions Account, a Profit Sharing Contributions Account, and a Post-Tax Contributions Account.”

2.               Effective January 1, 2003, Section 3.01 is amended to read as follows:

“3.01                     Hour of Service.  An Hour of Service is each hour for which an Employee is paid or entitled to payment for the performance of services for an Affiliated Company.  For purposes of this section, Hour of Service does not include hours which an Employee is paid or entitled to payment solely from workers’ compensation, unemployment compensation or disability insurance.”

3.               Effective June 30, 2003, Article III is amended by the addition of the following new subsection 3.19:

“3.19                     Golden West Health Plan, Inc.  Each individual employed by Golden West Health Plan, Inc. (“Golden West”) on June 29, 2003 who becomes an Eligible Employee in connection with the acquisition by the Company will receive credit under the Plan for all service with Golden West completed prior to June 30, 2003, provided, however, that no such Eligible Employee will be eligible for the Grandfathered Match implemented in 1997 regardless of his or her aggregated service.”

4.               Effective January 1, 2004, Section 5.02 is amended to read as follows:

“5.02                     Matching Contributions.  A Participant’s Matching Contributions will be credited to that Participant’s Matching Contributions Account.  Unless provided otherwise in a writing signed by an officer of the Company at the level of Senior Vice President or above, and subject to the provisos in (c), (d), (e), (f), (g) and (h) below, for payroll periods ending on or after January 1, 2004, the schedule outlined in (a) below will be used to determine the amount of Matching Contributions.”

(a)   General Rule.  Except as provided in paragraph (1) of subsection (e) below, effective January 1, 2004, Matching Contributions will equal 100% (or a lesser percentage determined by each Participating Company before the payroll period) of the Salary Deferral Contribution (not taking into account any Catch Up Contributions) that the Participant directed during the Plan Year, while eligible for Matching Contributions as provided in Section 5.02(h) of the Plan.  Notwithstanding the foregoing, Salary Deferral Contributions in excess of 6% of a Participant’s Compensation (or such greater or lesser percentage determined by each Participating Company before the payroll period) will not be matched.  In no event will a Participant’s Matching Contributions for a Plan Year exceed 6% (or such greater or lesser percentage determined by each Participating Company before the payroll period) of the 401(a)(17) Limit in effect for the Plan Year.  To the extent administratively feasible, Matching Contributions will be credited to a Participant’s Account on a payroll period by payroll period basis.

(b)   Pre-January 1, 2004 Matching.  Except as provided in (c) below, effective November 1, 1998 through December 31, 2003, Matching Contributions will equal 75% (or a greater or lesser percentage determined by each Participating Company before the payroll period) of the Salary Deferral Contribution (not taking into account any Catch Up Contributions) that the Participant directed during the Plan Year, while eligible for Matching Contributions as provided in Section 5.02(h) of the Plan.  Notwithstanding the foregoing, Salary Deferral Contributions in excess of 6% of a Participant’s Compensation (or such greater or lesser percentage determined by each Participating Company before the payroll period) will not be matched.  In no event will a Participant’s Matching Contributions for a Plan Year exceed 6% (or such greater or lesser percentage determined by each Participating Company before the payroll period) of the 401(a)(17) Limit in effect for the Plan Year.  To the extent administratively feasible, Matching Contributions will be credited to a Participant’s Account on a payroll period by payroll period basis.

(c)   Grandfathered Match.  Effective November 1, 1998 through December 31, 2003, the provisions on this subsection (c) will govern the calculation of the Matching Contribution of a Participant with 10 or more years of Service at the beginning of the first payroll period ending after January 1, 1997 other than a Participant covered by a collective bargaining agreement as described in Section 5.02(d) below.  For Participants with 10 or more but less than 20 Years of Service at the beginning of the first payroll period ending on or after January 1, 1997, Matching Contributions will equal 85% of the Salary Deferral Contribution (not taking into account any Catch Up Contributions) that the Participant directed during the Plan Year, while eligible for Matching Contributions as provided in Section 5.02(g) of the Plan.  For Participants with 20 or more Years of Service at the beginning of the first payroll period ending on or after January 1, 1997, Matching Contributions will equal 100% of the Salary Deferral Contribution (not taking into account any Catch Up Contributions) that the Participant directed during the Plan Year, while eligible for Matching Contributions as provided in Section 5.02(h) of the Plan.  Notwithstanding the foregoing, Salary Deferral Contributions in excess of 6%

of a Participant’s Compensation will not be matched.  To the extent administratively feasible, Matching Contributions will be credited to a Participant’s Account on a payroll period by payroll period basis.  In no event will any other provision of the Plan granting service credit with a prior employer while such employer is not an Affiliated Company be taken into account in determining eligibility for the Grandfathered Match described in this subsection (c).

(d)   Matching Contributions to be made in Cash.  For payroll periods ending on and after November 17, 2002, a Participant’s Matching Contributions will be made in cash and credited to that Participant’s Matching Contributions Account.  As of the first payroll period ending on or after January 1, 1998 through November payroll period that ended before November 17, 2002, all Participants who were eligible to receive an allocation of Matching Contributions as described in subsections (b) and (c) above received 33.33% of their Matching Contribution in the form of units of a WellPoint Common Stock Fund.

(e)   Collective Bargaining Agreement.

(1)   If the employment of an Eligible Employee is governed by the terms of a collective bargaining agreement (“Bargaining Unit Employee”) between Blue Cross of California and the Office and Professional Employees International Union Local 29, AFL-CIO that became effective November 16, 1997 (“Local 29 Agreement”), the Company will cover that Bargaining Unit Employee in the Plan as in effect on the effective date of the Local 29 Agreement, and as the Plan may be changed to comply with applicable law.  The Matching Contributions rate for such Bargaining Unit Employees who are employed by Blue Cross of California on November 16, 1997 (“Eligible Local 29 Employees”) and who have one Year of Service, but less than 10 Years of Service will be 75% of the Participant’s Salary Deferral Contribution for the Plan Year; for Eligible Local 29 Employees with 10 or more Years of Service but less than 20, the rate will be 85% of the Participant’s Salary Deferral Contribution for the Plan Year; for Eligible Local 29 Employees with 20 Years of Service, the rate will be 100% of the Participant’s Salary Deferral Contribution for the Plan Year. The rate of Matching Contributions for all Eligible Local 29 Employees will be frozen at November 15, 2000 levels, based on each such Employee’s Years of Service at that date.  For Plan Years beginning on or after January 1, 2004, the Matching Contributions formula contained in subsection (b) above shall continue to apply to Bargaining Unit Employees covered under the Local 29 Agreement who were not credited with One Year of Service on November 16, 1997 or became an Eligible Employee after November 16, 1997.

(2)   If the employment of an Eligible Employee is governed by the terms of a collective bargaining agreement between UNICARE and the International Brotherhood of Teamsters of North America Local Union 614 (“Local 614 Agreement”) that became effective October 1, 2002, the Company will cover that Bargaining Unit Employee in the Plan as in effect on the effective date of the Local 614 Agreement and as the plan may be changed.  Effective for payroll periods commencing on or after February 1, 2004, the matching contribution allocation shall be governed by subsection (a).

(3)   With respect to any other Bargaining Unit Employee, the level and the form (e.g., cash) of Matching Contributions provided to such Employees will be governed by the terms of the applicable bargaining agreement.

(f)   Leave.  Prior to October 1, 1997, this subsection (f) read as follows:  Notwithstanding anything to the contrary in this Plan, a Participant’s eligibility to receive Matching Contributions will cease as of the first day of the first full payroll period immediately following 8 consecutive work days (excluding week-ends and holidays) during which the Participant was absent from work due to a paid sick leave.  Such a Participant will again become eligible to receive Matching Contributions, as otherwise provided under this Section, as of the first day of the first full payroll period immediately following the Participant’s return to work after such a leave.  Subsection (e) is eliminated from the Plan effective October 1, 1997.

(g)   No Match.  Notwithstanding anything to the contrary in this Plan, if WellPoint Practice Management Company, Inc. (formerly known as WellPoint Dental Services, Inc.), The Professional Medical Associates of Santa Barbara, Health Management Associates of San Luis Obispo, Health Management Associates of Santa Barbara, and/or any successor to any of them become a Participating Company, their Employees will not be eligible to receive Matching Contributions under this Plan.

(h)   Match Eligibility.  Effective for the first payroll period ending on or after October 1, 1997, an Employee is not eligible to receive a Matching Contribution under this Plan for Compensation earned prior to the payroll period during which the Participant is credited with a Year of Service measured from his or her date of hire (if a new Employee) or date of rehire (following the Employee’s separation from service with all Affiliated Companies for any reason).  For this purpose, a reinstatement is not treated as a rehire.”

5.               Effective January 1, 2004, Section 5.03(c) is amended to read as follows:

“(c)                            A nonelective contribution (“Profit Sharing Contribution”) in an amount determined by the board of directors of a Participating Company, in its sole discretion, which amount will be allocated to the Accounts of a group of “Profit Sharing Eligible Employees” on such Employees’ eligible compensation. A “Profit Sharing Eligible Employee” refers to each Employee of a Participating Company employed on both the last day of Plan Year preceding the effective date of the Profit Sharing Contribution and the effective date that the Profit Sharing Contribution is contributed to the Plan other than a Temporary Employee, a non-resident alien who receives no earned income from sources within the United States, an Employee who has not attained age 18, a participant in either the Company's Management Bonus Plan or Executive Officer Annual Incentive Plan (or successor plans) or an Employee whose terms of employment are governed by a collective bargaining agreement except to the extent such agreement expressly provides for an allocation of any Bonus and Profit Sharing Contribution.

6.               Effective January 1, 2004, the first paragraph of Section 5.10 is amended to read as follows:

“Effective for Plan Years beginning on and after January 1, 2000, a discretionary Bonus Contribution (as defined in subsection (b) below) may be made to the Account of a Bonus Eligible Employee (as defined in subsection (b) below) in an amount to be determined in the sole discretion of the Company.  The contribution may be made in a specified number of shares of the common stock of the Company, a specified number of shares of common stock of the Company per Bonus Eligible Employee or a flat dollar amount. The Bonus Contribution will be allocated on a per capita basis to the Bonus Contributions Account established for each Bonus Eligible Employee.”

7.               Effective January 1, 2004, Section 5.10(b)(1) and (2) are amended to read as follows:

“(1)                            A “Bonus Contribution” refers to a qualified nonelective employer profit sharing contribution made at the sole discretion of the Company that is subject to the distribution restrictions applicable to Salary Deferral Contributions.  Bonus Contributions may be taken into account to the extent necessary to satisfy the tests described in the Testing Salary Deferral and Matching Contributions Appendix to this Plan.

(2)                                  A “Bonus Eligible Employee” refers to each Employee of a Participating Company, other than an Employee classified as an officer of a Participating Company, employed on both the last day of Plan Year preceding the effective date of the Bonus Contribution and the effective date that the Bonus Contribution is contributed to the Plan other than a Temporary Employee, a non-resident alien who receives no earned income from sources within the United States, an Employee who has not attained age 18 or an Employee whose terms of employment are governed by a collective bargaining agreement except to the extent such agreement expressly provides for an allocation of any Bonus and Profit Sharing Contribution.  Notwithstanding the prior sentence, an individual employed by RightCHOICE Managed Care, Inc. or any of its subsidiaries (collectively, “RightCHOICE”) on February 28, 2002 will be eligible to receive an allocation of the Bonus Contribution made as of such date provided the individual (i) is not categorized as a temporary employee by RightCHOICE and has not performed 1,000 Hours of Service during any consecutive 12-month period, (ii) is not a non-resident alien who receives no earned income from sources within the United States, and (iii) is not less than 18 years of age.  An individual employed by RightCHOICE who would otherwise be eligible for an allocation of the Bonus Contribution, but is on a leave of absence on February 28, 2002, will be eligible for such an allocation if, and at such time as, he or she returns to employment with RightCHOICE at the end of the leave.”

8.               Effective January 1, 2004, Article VIII is amended to read as follows:

ARTICLE VIII

VESTING

A Participant shall have a fully vested right to his or her Salary Deferral Contributions Account, Rollover Account and Post-Tax Contributions Account.

8.01                           Vesting.  Notwithstanding anything to the contrary in the Plan, each Participant shall have a fully vested right to his or her Accounts at all times, except that a Participant with an Employment Commencement Date of January 1, 2004 or later shall be subject to the vesting schedule set forth below in Section 8.02.

8.02                           Vesting Schedule.  A Participant who ceases to be an Employee upon or after attainment of age 65, or by reason of death or disability (as defined in the Company’s Long Term Disability Plan) shall have a fully vested right to all his or her Accounts.  If a Participant ceases to be an Employee for any other reason, then such Participant shall have a fully vested right to a percentage of his or her Matching Contributions, Bonus Contribution and Profit Sharing Contributions Accounts determined on the basis of his or her Years of Service in accordance with the following schedule:

Year of Vesting Service	Vested Interest
Less than 2	0%
2, but less than 3	25%
3, but less than 4	50%
4, but less than 5	75%
5 or more	100%

8.03                           Forfeitures.

(a)                                  Separation from Service.  If a Participant separates from service before such Participant is fully vested in his or her Accounts, then the unvested portion of the Participant’s Accounts shall be forfeited immediately upon separation from service.  If such a Participant is not vested in any part of his or her Matching Contributions and Profit Sharing Contributions Accounts, such Accounts will be deemed to have been distributed.  Even if the Participant’s vested Matching Contributions and Profit Sharing Contributions Accounts are not distributed, the unvested portion of the Participant’s matching Contributions and Profit Sharing Contributions Accounts will be forfeited upon expiration of five (5) consecutive One Year Periods of Severance.  All amounts forfeited under this Section shall be used to reduce the obligation to make contributions pursuant to Article V and/or payment of Plan expenses.

(b)                                 Reemployment.  Should a Participant described in subsection (a) above resume Employee status before incurring five (5) consecutive One

Year Periods of Severance, then any amount forfeited under the vesting schedule shall be restored to such Employee’s Matching Contributions and Profit Sharing Contributions Accounts.  Subject to Article V, the funds for effecting such restoration shall be drawn first from the forfeitures for the Plan Year in which the Participant resumes Employee status, and then, to the extent necessary, from a special contribution to the Plan, which such special contribution shall not be subject to the limitations set forth in Appendix II.”

9.               Effective June 30, 2003, Appendix VII is amended by the addition of Golden West Health Plan, Inc. as a Participating Company.

IN WITNESS WHEREOF, WellPoint Health Networks Inc. caused this Amendment to be executed this 13th day of November, 2003.

WELLPOINT HEALTH NETWORKS INC.

By:	/s/ J. THOMAS VAN BERKEM	Date:	11/13/03